Etsy, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results
Reports Consolidated Fourth Quarter Year-Over-Year GMS Growth of 32.8%; Revenue Growth of 35.0%
Issues 2020 Financial Guidance

Brooklyn, NY - February 26, 2020 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its fourth quarter and full year ended December 31, 2019.
“Last March we laid out a multi-year growth strategy for Etsy, including an ambitious product, marketing, and technology roadmap, which deepen our Right to Win and serve as the foundation for our five-year growth targets through 2023,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “We’re off to a great start with our 2019 performance, by staying focused on the fewest things that can make the greatest impact for buyers and sellers, including new initiatives that will further our competitive advantages and meaningfully contribute to future results. All of the work we’ve done in 2019 to improve the customer experience made Etsy.com a great destination for holiday shopping, with consolidated fourth quarter GMS and revenue growing 33% and 35% respectively, and 20% and 28% for the core marketplace.”

Fourth Quarter and Full Year 2019 Financial Summary
(in thousands except percentages; unaudited)

The financial results of Reverb have been included in our consolidated financial results from August 15, 2019, the date of acquisition. The key operating and financial metrics we use are:

	Three Months Ended December 31,		% Growth (Decline) Y/Y		Year Ended December 31,		% Growth Y/Y
	2019	2018			2019	2018
GMS (1)	$1,655,716	$1,246,472	32.8%		$4,974,944	$3,931,745	26.5%
Revenue (2)	$269,998	$200,028	35.0%		$818,379	$603,693	35.6%
Marketplace revenue (3)	$189,651	$151,406	25.3%		$593,646	$444,765	33.5%
Services revenue	$80,347	$48,622	65.2%		$224,733	$158,928	41.4%
Net income	$31,291	$41,251	(24.1)%		$95,894	$77,491	23.7%
Adjusted EBITDA (Non-GAAP)	$54,624	$51,359	6.4%		$186,268	$139,510	33.5%

Active sellers (4)	2,699	2,115	27.6%		2,699	2,115	27.6%
Active buyers (4)	46,351	39,447	17.5%		46,351	39,447	17.5%
Percent mobile GMS	58%	56%	200	bps	58%	55%	300	bps
Percent international GMS (1)	35%	36%	(100	)bps	36%	35%	100	bps

(1)
GMS for the three months and the year ended December 31, 2019 includes Reverb’s GMS of $165.5 million and $242.4 million, respectively. Consolidated percent international GMS includes Reverb’s percent international GMS of 18% for both the three months and the year ended December 31, 2019. GMS for the Etsy marketplace on a standalone basis for the three months and the year ended December 31, 2019 was $1.5 billion and $4.7 billion, respectively.

(2)
Revenue for the three months and the year ended December 31, 2019 includes Reverb’s revenue of $13.1 million and $19.1 million, respectively. Revenue for the Etsy marketplace on a standalone basis for the three months and the year ended December 31, 2019 was $256.9 million and $799.3 million, respectively.

(3)	In the fourth quarter of 2019, we reclassified Other revenue to Marketplace revenue. See “Revenue Categories” for our Marketplace and Other revenue under our previous and current presentation.

(4)
Active sellers and active buyers includes Reverb’s active sellers and active buyers of 162 thousand and 624 thousand, respectively, as of December 31, 2019. Reverb active sellers and active buyers are sellers and buyers who have incurred at least one charge or made at least one purchase, respectively, from Reverb in the last 12 months. Active sellers and active buyers for the Etsy marketplace on a standalone basis were approximately 2.5 million and 45.7 million, respectively.

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.
“Our strong 2019 performance was driven by investments in marketing, product development, people and the cloud, all while maintaining very healthy adjusted EBITDA margins of approximately 23%,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “These valuable strategic investments will enable Etsy to drive further growth and scale our business in 2020 and beyond.”

Fourth Quarter 2019 Etsy Marketplace Operational Results
The following operational highlights include results related to the Etsy.com marketplace and do not include Reverb results:

•
Etsy delivered a strong holiday shopping period in the fourth quarter. GMS generated on the five key shopping days from Thanksgiving through Cyber Monday was up 30% compared to the same period last year, driven primarily by product launches and our investment in marketing channels. Among other initiatives, we optimized the purchase flow to create urgency for buyers with high priced items in their cart, launched a listing overlay that nudges U.S. buyers to include additional items to reach the free shipping threshold of $35, and added recommendations after the sale to drive repeat purchases.

•
Etsy’s transition to the cloud has played a key role in our product development efforts and our two-year migration plan is now complete. Our continued focus is on exploring ways to optimize efficiencies, improve performance, and leverage machine learning to improve the customer experience, most importantly with search and discovery.

•
We continued to make progress providing Etsy sellers with tools and support that enable them to offer free shipping on orders of $35 or more to U.S. buyers, thereby improving marketplace dynamics. As of the end of the year, 65% of U.S. buyer GMS shipped for free, 74% of U.S. listing views were eligible to ship for free and 48% of orders were delivered with free shipping.

•
While our Etsy Ads platform delivered positive returns for many sellers and revenue growth for Etsy in the fourth quarter, we will be iterating on our advertising offerings to help sellers more effectively drive traffic to their listings. In the second quarter of 2020, Etsy is planning to launch a new advertising service for Etsy sellers, called Offsite Ads. Etsy will pay the upfront costs to promote Etsy sellers’ listings on multiple internet platforms without any upfront costs for sellers. When a shopper clicks on an online offsite ad featuring a seller’s listing and purchases from their shop, the seller will pay Etsy an advertising fee on that order - only when they make a sale. The Etsy Ads service will be a dedicated on-site advertising program for sellers to promote their listings to shoppers on the Etsy marketplace.

•
During the fourth quarter, we continued to increase our investments in mid and upper funnel marketing channels, including running our first television campaign outside of the U.S. and furthering our investments in social channels. We believe our holiday TV campaign delivered the strongest ROI to date and continued to positively move brand metrics on purchase intent and brand awareness.

•	Active buyers grew 15.9% year-over-year in the fourth quarter, and active sellers grew 20.0% year-over-year, the latter accelerating for the fifth consecutive quarter.

•
We made continued progress driving frequency, as Etsy’s GMS per active buyer on a trailing 12-month basis grew 160 basis points year-over-year and on a 2-year basis increased to over 6%. Habitual buyers, buyers who made 6 or more purchases and spent over $200 in the trailing 12-months, grew 23% in the fourth quarter of 2019, outpacing overall active buyer growth.

•
International GMS was 37% of overall GMS, and increased 26% year-over-year on a currency-neutral basis, driven by our marketing efforts and our international domestic trade route, which is GMS generated between a non-U.S. buyer and a non-U.S. seller both in the same country. Within our international domestic trade route, the United Kingdom, one of our six core markets, reached record GMS levels during the quarter.

•	GMS from paid channels was 17% of overall GMS in the fourth quarter of 2019, expanding 300 basis points compared to the third quarter of 2019.
Fourth Quarter 2019 Financial Results
The following financial highlights reflect our consolidated financial results and include the financial results of Reverb for the fourth quarter of 2019:

•
Total revenue was $270.0 million for the fourth quarter of 2019, which included $13.1 million related to the results of Reverb, up 35.0% year-over-year, driven by growth in both Marketplace and Services revenue.

•
Gross profit for the fourth quarter of 2019 was $179.2 million, up 25.4% year-over-year, and gross margin was 66.4%, down 500 basis points compared with 71.4% in the fourth quarter of 2018. The contraction in gross margin was primarily driven by amortization related to our recent acquisition of Reverb, and our consolidated ad platform, Etsy Ads.

•
Total operating expenses were $154.1 million in the fourth quarter of 2019, up 35.9% year-over-year. The increase in operating expenses was driven primarily by investments in brand marketing related to our global holiday campaign and decreases in the amount of employee-related costs capitalized in 2019 compared to 2018 for several larger projects.

•	Net income for the fourth quarter of 2019 was $31.3 million, down 24.1% year-over-year, with diluted earnings per share of $0.25.

•
Non-GAAP Adjusted EBITDA for the fourth quarter of 2019 was $54.6 million. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 20.2% in the fourth quarter of 2019, down 550 basis points year-over-year. Adjusted EBITDA performance was driven primarily by revenue growth and increased efficiencies in our operating structure.

•
Cash, cash equivalents, short- and long-term investments were $906.6 million as of December 31, 2019. Under the stock repurchase program, Etsy repurchased an aggregate of approximately $22.2 million, or 425,078 shares of its common stock, in the fourth quarter of 2019.

2020 Outlook and Financial Guidance
Regarding Etsy’s outlook, Mr. Silverman commented, “Etsy entered 2020 with strong momentum, and we see a clear multi-year runway to continue improving search and discovery, building trust and human connections in the marketplace, expanding our integrated marketing approach, and investing to fuel our sellers’ success. This sets us up for continued growth to achieve the multi-year targets we set last March, with the Etsy marketplace expected to grow 16-20% in 2020, outpacing e-commerce growth, and revenue expected to grow at a faster rate. Reverb is a great addition to Etsy, and we will focus on product improvements and more sophisticated marketing programs to further its growth as a leading online marketplace for buying and selling new, used, and vintage musical instruments.”

We are issuing 2020 guidance for consolidated GMS, revenue, and Adjusted EBITDA.

2020 Guidance
GMS	~$6.2B - $6.4B
GMS growth	25% - 28%
Revenue	~$1.04B - $1.06B
Revenue growth	27% - 30%
Adjusted EBITDA	$220M - $235M
Adjusted EBITDA margin	~21% - 22%

For a summary of the key items that we expect to impact our guidance, please read our Q4 investor presentation that is available on Etsy’s investor relations website, investors.etsy.com.
Etsy is not able, at this time, to provide GAAP targets for net income margin for 2020 because of the unreasonable effort of estimating certain items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.

Webcast and Conference Call Information

Etsy will host a webcast to discuss these results at 5:00 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Investor Events section of the Etsy Investor Relations website, investors.etsy.com. To join the call by phone, please dial 1-877-823-7014 (toll free) or 1-825-312-2242 (toll) and use the passcode 8532119. A replay will be available through the same link following the conference call, or by dialing 1-800-585-8367 (toll free) or 1-416-621-4642 (toll) with the passcode 8532119 starting at 8:00 p.m. ET tonight through March 11, 2020.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.

Etsy's mission is to “Keep Commerce Human,” and we're committed to using the power of business to strengthen communities and empower people. Our company was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Sr. Manager, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Senior Manager, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance and key drivers thereof, planned updates to our Etsy Ads platform, our ability to continue to benefit from our transition to the cloud, and the impact of our strategy, marketing and product initiatives on our business and operating results going forward. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the fluctuation of our quarterly operating results; (2) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (3) our ability to attract and retain an active and engaged community of sellers and buyers; (4) our history of operating losses; (5) macroeconomic events that are outside of our control; (6) our ability to recruit and retain employees; (7) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (8) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers, including the success of our Etsy Ads platform; (9) the effectiveness of our marketing efforts; (10) the effectiveness of our mobile solutions for sellers and buyers; (11) our ability to expand our business in our core geographic markets; (12) regulation in the area of privacy and protection of user data; (13) our dependence on third-party payment providers; (14) acquisitions that may prove unsuccessful or divert management attention, including our acquisition of Reverb; and (15) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$443,293	$366,985
Short-term investments	373,959	257,302
Accounts receivable, net	15,386	12,244
Prepaid and other current assets	38,614	22,686
Funds receivable and seller accounts	49,786	21,072
Total current assets	921,038	680,289
Restricted cash	5,341	5,341
Property and equipment, net	144,864	120,179
Goodwill	138,731	37,482
Intangible assets, net	199,236	34,589
Deferred tax assets	14,257	23,464
Long-term investments	89,343	—
Other assets	29,542	507
Total assets	$1,542,352	$901,851
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,324	$26,545
Accrued expenses	88,345	49,158
Finance lease obligations—current	8,275	3,884
Funds payable and amounts due to sellers	49,786	21,072
Deferred revenue	7,617	7,478
Other current liabilities	8,181	3,925
Total current liabilities	188,528	112,062
Finance lease obligations—net of current portion	53,611	2,095
Deferred tax liabilities	64,497	30,455
Facility financing obligation	—	59,991
Long-term debt, net	785,126	276,486
Other liabilities	43,956	19,864
Total liabilities	1,135,718	500,953
Total stockholders’ equity	406,634	400,898
Total liabilities and stockholders’ equity	$1,542,352	$901,851

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$269,998	$200,028	$818,379	$603,693
Cost of revenue	90,824	57,111	271,036	190,762
Gross profit	179,174	142,917	547,343	412,931
Operating expenses:
Marketing	84,034	63,362	215,570	158,013
Product development	35,701	28,542	121,878	97,249
General and administrative	34,401	21,524	121,134	82,883
Total operating expenses	154,136	113,428	458,582	338,145
Income from operations	25,038	29,489	88,761	74,786
Other expense, net	(2,287)	(6,613)	(8,115)	(19,708)
Income before income taxes	22,751	22,876	80,646	55,078
Benefit for income taxes	8,540	18,375	15,248	22,413
Net income	$31,291	$41,251	$95,894	$77,491
Net income per share attributable to common stockholders:
Basic	$0.26	$0.34	$0.80	$0.64
Diluted	$0.25	$0.32	$0.76	$0.61
Weighted average common shares outstanding:
Basic	118,403,747	120,192,912	119,665,248	120,146,076
Diluted	123,397,255	129,012,508	125,720,073	127,084,785

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$95,894	$77,491
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	44,395	38,231
Depreciation and amortization expense	48,031	26,742
Bad debt expense	10,963	4,124
Foreign exchange (gain) loss	(5,708)	5,997
Amortization of debt issuance costs	2,006	1,191
Non-cash interest expense	19,108	10,968
Interest (income) expense on marketable securities	(4,182)	(2,887)
Loss on disposal of assets	1,667	136
Deferred income taxes	(15,248)	(22,414)
Changes in operating assets and liabilities	9,994	59,346
Net cash provided by operating activities	206,920	198,925
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(270,409)	—
Cash paid for asset acquisition and intangible assets	(1,963)	(35,494)
Purchases of property and equipment	(7,528)	(1,019)
Development of internal-use software	(7,750)	(19,537)
Purchases of marketable securities	(661,821)	(514,286)
Sales of marketable securities	461,098	284,943
Net cash used in investing activities	(488,373)	(285,393)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(32,547)	(24,065)
Repurchase of stock	(176,985)	(134,647)
Proceeds from exercise of stock options	9,791	18,253
Proceeds from issuance of convertible senior notes	650,000	345,000
Payment of debt issuance costs	(11,904)	(9,962)
Purchase of capped call	(76,180)	(34,224)
Payments on finance lease obligations	(10,833)	(6,057)
Payments on facility financing obligation	—	(10,164)
Other financing, net	8,265	(128)
Net cash provided by financing activities	359,607	144,006
Effect of exchange rate changes on cash	(1,846)	(5,995)
Net increase in cash, cash equivalents, and restricted cash	76,308	51,543
Cash, cash equivalents, and restricted cash at beginning of period	372,326	320,783
Cash, cash equivalents, and restricted cash at end of period	$448,634	$372,326

Revenue Categories
In the fourth quarter of 2019, we reclassified Other revenue to Marketplace revenue. The following table provides our Marketplace and Other revenue under our previous and current presentation:

	Quarter-to-Date Period Ended
	Previous Presentation		Current Presentation
	Marketplace Revenue	Other Revenue	Marketplace Revenue	Other Revenue

	(in thousands)
September 30, 2019	$140,966	$662	$141,628	$—
June 30, 2019	134,403	796	135,199	—
March 31, 2019	126,130	1,038	127,168	—
December 31, 2018	150,540	866	151,406	—
September 30, 2018	110,927	1,245	112,172	—
June 30, 2018	91,306	1,574	92,880	—
March 31, 2018	87,967	340	88,307	—
Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
December 31, 2019	32.8%	33.0%	(0.2)%	26.5%	27.5%	(1.0)%
September 30, 2019	30.1%	31.1%	(1.0)%	23.6%	26.1%	(2.5)%
June 30, 2019	21.4%	22.8%	(1.4)%	20.2%	21.7%	(1.5)%
March 31, 2019	18.9%	20.6%	(1.7)%	18.9%	20.6%	(1.7)%
December 31, 2018	22.3%	23.1%	(0.8)%	20.8%	20.4%	0.4%

Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; benefit for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; acquisition-related expenses; non-ordinary course disputes; and restructuring and other exit costs (income). A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure follows.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not consider the impact of non-ordinary course disputes;

•	Adjusted EBITDA does not consider the impact of restructuring and other exit costs (income); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

	(in thousands)
Net income	$31,291	$41,251	$95,894	$77,491
Excluding:
Interest and other non-operating expense, net (1)	6,372	3,099	11,121	13,221
Benefit for income taxes	(8,540)	(18,375)	(15,248)	(22,413)
Depreciation and amortization (1)	15,271	7,626	48,031	26,742
Stock-based compensation expense (2)	13,339	14,244	44,395	38,231
Foreign exchange (gain) loss (3)	(4,085)	3,514	(3,006)	6,487
Acquisition-related expenses (4)	976	—	3,917	—
Non-ordinary course disputes	—	—	1,164	—
Restructuring and other exit costs (income)	—	—	—	(249)
Adjusted EBITDA	$54,624	$51,359	$186,268	$139,510

(1) Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our headquarters lease. As part of the adoption of ASU 2016-02—Leases in the first quarter of 2019, we now account for our headquarters as a financing lease. Previously, we accounted for our headquarters under build-to-suit accounting requirements. In the three months and year ended December 31, 2019 and 2018 those amounts are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

	(in thousands)
Interest expense	$642	$2,248	$2,675	$8,996
Depreciation	2,197	819	8,789	3,276

(2) Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

	(in thousands)
Cost of revenue	$1,658	$990	$5,787	$3,357
Marketing	1,224	688	3,774	2,507
Product development	6,519	9,873	21,085	21,234
General and administrative	3,938	2,693	13,749	11,133
Total stock-based compensation expense	$13,339	$14,244	$44,395	$38,231

(3)	The changes in foreign exchange (gain) loss are primarily driven by U.S. Dollar to Euro exchange rate fluctuations on our intercompany and other non-functional currency balances.

(4)	Acquisition-related expenses are expenses related to our acquisition of Reverb.